Exhibit 99.1

News Release

Superior Industries Regains Compliance with

NYSE Continued Listing Standards

SOUTHFIELD, MICHIGAN – May 21, 2021 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the world’s leading light vehicle aluminum wheel suppliers for OEMs and the European aftermarket, announced today that on May 20, 2021, the Company received notice from the New York Stock Exchange (“NYSE”) that it had regained compliance with the continued listing standards set forth in Section 802.01B of the NYSE’s Listed Company Manual.

As previously disclosed, on June 9, 2020, Superior received a notice from the NYSE that the Company was not in compliance with NYSE listing standard 802.01B because at such time the Company’s average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, its shareholders’ equity was less than $50 million.

Superior’s reinstatement to compliance comes as a result of the Company’s positive performance consistent with the business plan submitted to the NYSE, and its compliance with the NYSE’s minimum market capitalization and shareholders’ equity requirements over the past two quarters.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior serves the European aftermarket with the brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Contacts

Superior Investor Relations

Clemens Denks

Vice President, Treasury

(248) 234-7104

Investor.Relations@supind.com